Exhibit 99.1

Premier Holding Corp. Shareholder Letter

Randall Letcavage, CEO of Premier Holding Corp.: Premier to Add Over $13 Million in Assets with Current Transactions

TUSTIN, Calif., Dec. 27, 2012 — In an open shareholder letter dated today, newly appointed Premier Holding Corp. (PRHL.OB) (the “Company”) chief executive officer Randall Letcavage explained a series of transactions, press releases and 8Ks dating back to Oct. 15, 2012, culminating in the expectation that Premier Holding could add more than $13,000,000 in assets to the public company, along with revenues, receivables and a dynamic business model as a result of completing several transactions.

Since joining the board of directors of Premier Holding Corp. and recently appointed as the new CEO and president of the Company, Letcavage has focused resources, energy and efforts on reorganizing the Company.

Several 8K and/or releases have been made since Oct. 15, 2012, including:

(1.) Departures of principal officers, elections of directors, and appointments of principal officers.

(2.) “Premier Holding Licenses to Muni-Fed Energy”

(3.)  Nov. 29, 2012 – “Premier Holding Corporation” signed a letter of intent with The Power Company USA, LLC.

(4.) Buyins.Net issuing Premier Holding squeeze trigger report.

TO ALL CURRENT AND FUTURE SHAREHOLDERS;

At this time, I felt that each of our shareholders should be provided with more details relating to recent announcements and managements plans for moving the company forward. To do this I would like to start with a brief personal history that includes over 30 years as a financial professional, including founding and acting as the managing director of iCapital Advisory Group LLC., a company (and its personnel) that has been involved in over $1 billion in financing activities. iCapital and I have also been providing advisory services to clients that range from public and private companies to municipalities. (A more detailed biography and more information can be found at www.iCapadvisory.com and www.PRHLCorp.com)

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Along with this experience, I have held the CEO position at numerous companies, primarily while reorganizing these companies. Reorganization has been part of my business practice over the course of my career but has become a focus over the last five years. In fact, I served as the CEO and president of Green Central Holding (a reorganization whose assets were sold to Premier Holding and became critical to then-operating subsidiary WEPOWER Ecolutions, Inc.). This transaction also positioned both Green Central, Inc., and iCapital Advisory Group LLC as major shareholders in Premier Holding, Inc.

It was my feeling, as well as that of many other shareholders, that Premier and its subsidiary had significant opportunities and assets to perform on its business plan and generate significant revenues. For numerous reasons, this was not happening. I believe the previous management seemed to focus on large opportunities with longer sales cycles that have not yet turned into revenue. This strategy did not fare well for our stock price.

While acting as an advisor to Premier, I negotiated the acquisition of Active ES assets, and on July 25, 2012, Premier Holding Corp. entered into an Asset Purchase Agreement (the “Agreement”) with Active ES Lighting Controls, Inc. (“AES”), whereby the Company acquired AES's intellectual property, including patents, trademarks and website. With this acquisition, the Company and its subsidiary now have the ability to fully leverage these assets through licensing, marketing, sales and global distribution strategies. The acquired AES patents include technologies that are some of the most energy-efficient lighting control products within the energy efficiency industry, providing reliable, cost-effective solutions with a typical 25 percent energy lighting savings. Such technologies include the Active ES E-Series™ (energy management modules for commercial and industrial buildings and lighted outdoor media signage), Active ES LiteHawk™ (energy saving lighting controls for strings of street lights and parking lot lights) and Active ES LiteOwl™ (energy saving lighting controls for an individual street light with a standard photocell). In connection with the Agreement, WEPOWER engaged Larry Young, AES’s president, under an 18-month consulting agreement, to advise WEPOWER on the sales, marketing, manufacturing, continued technical development and international licensing of the technology acquired by the Company from AES, in addition to the sales, marketing and promotion of the entire portfolio of WEPOWER’s green products and services under the consulting agreement.

Again as an advisor, I arranged a fee-sharing agreement with Illinois-based power seller, The Power Company. The Power Company provides customers with a choice of lowest cost or most strategic power provider for their business. With over 20 of the nation's largest power providers represented, The Power Company has generated significant energy and costs savings for many clients, all of which are potential referrals to PHRL and WEPOWER Ecolutions. In a few short weeks, we have been referred to millions of dollars of projects. Of course, all of these projects must be performed upon and be profitable, but this relationship has virtually eliminated prospecting.

Despite the Active ES technology and the leads from The Power Company, the shareholders were seeing little to no revenue. At the behest of our shareholders, we were asked to help reorganize the company, and after several months of discussions with the previous management, we felt we could best serve our shareholders by getting into revenue and booking assets as quickly as possible. I helped lead a shareholder group representing over 51 percent of PRHL shares that resulted in shareholder consent to action on Oct. 15, 2012. I became the CEO, the board of directors was reorganized, and we agreed to spin off WEPOWER.

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This spin-off is designed to allow certain business opportunities to be transferred to NewCo WEPOWER in exchange for a note from NewCo. NewCo will be headed up by Kevin Donovan and Frank Schulte, and PRHL will have no affiliation with NewCo or its principals, although PRHL reserves the right to allow NewCo to distribute Active ES pursuant to a distribution agreement. These opportunities are expected to be exchanged for a note in the amount of $5,000,000, which will become an asset of Premier.

As the new CEO, we will change WEPOWER to Energy Efficiency Experts (E3). E3 will focus on lighting solutions, leading with Active Es and full lighting arrays that can be financed 100 percent through our channel partner. We will also focus on HVAC solutions and energy efficient motors—lighting and HVAC typically account for over 70 percent of the power usage of our target prospects. We will still be able to sell a wide variety of green products and solutions, along with hundreds of building products.

In addition to our own sales, we will focus on strategic distribution of our Active ES technology. My first announcement as CEO, “Premier Holding Licenses to Muni-Fed Energy,” is the start of a licensing and distribution program designed to bring in revenue as quickly as possible.

As you can see, we are already on our way to reorganizing and refocusing the company. In an effort to fast-track this turnaround, we announced on Nov. 29, 2012, that Premier Holding Corp. signed a letter of intent with The Power Company. We expect to close this transaction as quickly as possible but we have already begun the process of integrating sales between the two companies. By acquiring The Power Company, we picked up a number of benefits, including tremendous marketing resources, an integrated platform, key personal, and revenue and assets. We believe that The Power Company is currently on a run rate to exceed $3,000,000 in revenue for 2013 and those clients are also expected to generate revenue for our ESCO operations under the E3 banner. But more importantly, we will pick up significant assets. The Power Company currently has receivables of over $1,000,000 and currently holds power contracts with 8,600 customers that we believe represent in excess of $8,000,000 of assets that will become part of Premier Holding.

Once the acquisition is complete, we have a very simple plan moving forward: continue to market and sell deregulation (power) with The Power Company and fortify and grow this business by raising additional capital to expand internally and further by acquisition.

I believe we can roll up other resellers under the power company platform (and we are in active discussions currently). This growth will add to our marketing capability and therefore grow our ESCO (E3 ) business, as well.

Our story in the market becomes simple. This business will focus on marketing deregulated power—a growing sector whereby all 50 states are expected to deregulate in the next seven years. Estimates indicate this deregulation will be 11 to 12 times bigger than telecom deregulation. This alone can be a very lucrative business, but we expect to take those same customers and/or prospects developed by The Power Company and, now that we have reduced their cost of power, introduce them to E3 whereby we can use our green products and solutions to decrease their power consumption, creating a powerful combination of lower power costs and reduced consumption. We believe this begins to outline a corporate structure that analysts will appreciate E3 ends up having little to no costs on the customer procurement side.

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We have already received analyst coverage in the form of a Squeeze Trigger report through Buyins.net on Dec. 10, 2012. The bottom line of this report is that if Premier can trade at $0.48 then as many as 2,200,000 shares may have to be covered and brought into the market.

I believe that by growing our business, completing The Power Company acquisition, and adding that asset base to our company, we may get the attention of investors that may help PRHL trade at higher levels with greater volume and may even reach the squeeze trigger price and force a significant buy-in that could catapult our stock and increase our market cap.

I am currently working hard on all fronts and doing everything that I can to make your investment in PRHL a successful one.

Very Truly Yours,

Randall Letcavage CEO (PRHL.OB)

About WEPOWER Ecolutions Inc.

WEPOWER is a U.S. energy service company (ESCO) based in the Los Angeles area that offers renewable energy production, energy efficiency products and services to commercial middle-market companies, Fortune 500 brands, developers and management companies of large-scale residential developments. WEPOWER's business is focused as an integrator of clean-technology solutions in the U.S., with strategic expansion plans in Latin America, Asia and Europe. WEPOWER's core business delivers green solutions, branded specifically as WEPOWER "ecolutions," which include best-of-class alternative energy technology portfolio in wind turbines, solar PV power systems, green roofs, smart lighting controls, LED lighting, refrigeration systems and filters, battery storage systems, eco-friendly HVAC motors, energy and power control management systems, fuel reduction solutions for transportation and other clean technologies specific to its markets. Additional integrated business offerings include direct energy services as power purchase agreements (PPAs), energy financing and leasing of solar- and wind-powered generation programs in urban and rural real estate environments, lighting efficiency systems and refrigeration systems. For more information visit us at: www.wepowereco.com

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About Premier Holding Corp.

The Company provides financial and management expertise, which includes access to capital, financing, legal, insurance, mergers, acquisitions, joint ventures and management strategies, to its current subsidiary, WEPOWER. The Company also intends to acquire clean technology companies and/or green products and services that are accretive and that can be seamlessly integrated into WEPOWER, and utilize the overall economics of such products and services for the benefit of WEPOWER. For more information visit PRHL Investors Relations: www.wepowereco.com/prhlcorp

About The Power Company

The Power Company USA (TPC) is a nationwide, professional energy services firm offering brokerage and consulting services with a progressive and unique prospective on energy management. Our mission is simple: to assist companies in reducing and managing their electricity expenses. Our diverse portfolio of providers, transparent pricing, and unparalleled industry experience offers our customers freedom of exploring all of their options when it comes to choosing the best plan and provider. We operate in all deregulated states, including Texas, New York and Illinois, and TPC and its suppliers have provided an invaluable service to more than 5 million clients. Our team has consulted and/or serviced prominent companies, organizations and governmental entities such as: The City of Dallas, Choice Hotels, Apex Hospital Systems, Mercedes Dealerships, Leona's Restaurant Group, Ralcorp, McDonald's, and many others. Because of the large amount of business we transact and our long-standing relationships with our Regional Energy Suppliers, we are assured of the most competitive prices in the industry. For more information visit us at: www.thepowercompany.com

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